Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Statement of Operations

On January 22, 2018, EQC Operating Trust (the "Operating Trust"), a Maryland real estate investment trust through which Equity Commonwealth (the "Company") conducts its business, and a wholly-owned subsidiary of the Operating Trust, entered into a real estate sale agreement with Chicago Kingsbury, LLC (the "Purchaser") to sell to the Purchaser the buildings and land known as 600 West Chicago Avenue ("600 West Chicago Avenue") for a gross sales price of $510 million (the "Transaction"). The Transaction closed on February 21, 2018. Proceeds after credits for capital, contractual lease costs, and rent abatement were approximately $488 million.

The accompanying Pro Forma Condensed Consolidated Statement of Operations and notes thereto for the three months ended March 31, 2018 presents the Company's historical amounts, adjusted for the effects of the Transaction, as if 600 West Chicago Avenue had been disposed of on January 1, 2018. The accompanying Pro Forma Condensed Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the Company's actual results of operations would have been had the Transaction actually occurred on January 1, 2018, nor does it purport to represent the Company's future results of operations.

The Pro Forma Condensed Consolidated Statement of Operations and notes thereto should be read in conjunction with the Company's historical condensed consolidated financial statements and notes thereto as of and for the three months ended March 31, 2018, included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") on May 8, 2018.

Equity Commonwealth
Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2018
(Unaudited and in thousands, except per share amounts)

	Historical (1)	Transaction (2)		Pro Forma
Revenues:
Rental income	$43,549	$(5,807)		$37,742
Tenant reimbursements and other income	15,039	(2,133)		12,906
Total revenues	58,588	(7,940)		50,648
Expenses:
Operating expenses	24,599	(4,662)		19,937
Depreciation and amortization	13,903	(1,071)		12,832
General and administrative	13,339	—		13,339
Loss on asset impairment	12,087	—		12,087
Total expenses	63,928	(5,733)		58,195
Operating income (loss) income	(5,340)	(2,207)		(7,547)
Interest and other income, net	5,780	—		5,780
Interest expense	(10,115)	—		(10,115)
Loss on early extinguishment of debt	(4,867)	—		(4,867)
Gain on sale of properties, net	205,211	(107,830)		97,381
Income before income taxes	190,669	(110,037)		80,632
Income tax expense	(3,007)	—		(3,007)
Net income	187,662	(110,037)		77,625
Net income attributable to noncontrolling interest	(63)	38	(2a)	(25)
Net income attributable to Equity Commonwealth	187,599	(109,999)		77,600
Preferred distributions	(1,997)	—		(1,997)
Net income attributable to Equity Commonwealth common shareholders	$185,602	$(109,999)		$75,603

Weighted average common shares outstanding — basic	123,867			123,867
Weighted average common shares outstanding — diluted	127,097			124,734
Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$1.50			$0.61
Diluted	$1.48			$0.61
See accompanying notes.

Equity Commonwealth
Notes to Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2018
(Unaudited)

(1) Historical Balances - Reflects the condensed consolidated statement of operations of the Company as contained in its historical condensed consolidated financial statements included in its Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2018 previously filed with the SEC on May 8, 2018.

(2) Transaction - Represents the historical combined revenues and expenses of 600 West Chicago Avenue for the period from January 1, 2018 through February 21, 2018 (the date of the sale), as if the disposition had occurred on January 1, 2018.

a.
Reflects the allocation of results between the controlling interests and the noncontrolling interests based on the noncontrolling interests weighted average ownership of 0.03% of the Operating Trust for the period ended February 21, 2018 (the date of the sale).